ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Jason Maymudes
Ken Chymiak (9l8) 25l-9121	(212) 896-1250 / (212) 896-1211
Scott Francis (9l8) 25l-9121	grussell@kcsa.com / jmaymudes@kcsa.com

ADDvantage Technologies Announces Financial Results for the
Fiscal First Quarter of 2012
- - -
Total revenue of $9.0 million and net income of $0.04 per diluted share for the first quarter of fiscal year 2012

BROKEN ARROW, Oklahoma, February 14, 2012 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its results for the three month period ended December 31, 2011.

Revenue for the three months ended December 31, 2011 was $9.0 million compared to $9.2 million for the same period last year. Sales of new equipment were $5.2 million for the three months ended December 31, 2011 as compared to $6.5 million for the three months ended December 31, 2010.  New equipment sales were negatively impacted by several factors including the continued economic downturn in the cable television industry as multiple system operator (“MSO”) customers continue to conserve cash and limit capital expenditures and the negative impact of the Cisco reseller agreement entered in December 2010.  Net refurbished equipment sales were $2.6 million for the three months ended December 31, 2011 as compared to $1.4 million for the same period last year. The increase in net refurbished equipment sales was primarily driven by our acquisition of the net operating assets of Adams Global Communications in May 2011, which increased our first quarter revenue by $1.1 million. Service revenue was $1.2 million for the three month period ended December 31, 2011 as compared to $1.3 million for the same period last year.

Net income attributable to common shareholders for the three months ended December 31, 2011 was $0.4 million, or $0.04 per diluted share, as compared to $0.7 million, or $0.07 per diluted share, for the same period last year.

Ken Chymiak, President and CEO, commented, “Revenue for the three months ended December 31, 2011 was relatively flat year-over-year, as we continue to face a weak cable equipment market and an uncertain economy.  However, we maintained our gross margins at approximately 30%, generated positive cash flow from operations of $1.8 million in the fiscal first quarter of 2012, and continued to pay down our long-term debt.  As a result, we increased our cash and cash equivalents to $12.3 million as of December 31, 2011 compared to $10.9 million as of September 30, 2011. We believe that our relatively strong financial position gives us major competitive advantages in the current market and allows us to continue to seek strategic growth opportunities and other ways that we could bring value to our shareholders.

“The core message for our customers, employees and investors as we enter 2012 is that ADDvantage Technologies is making every effort to confront its current challenges with a focus on strategic adaptation and a common-sense vision. We continue to consider changes to our business in order to return to a position of long-term growth,” concluded Mr. Chymiak.

Earnings Conference Call

As previously announced the Company will host a conference call on Tuesday, February 14, 2012, at 12:00 p.m. Eastern Time featuring remarks by David Chymiak, Chairman of the Board, Ken Chymiak, President and Chief Executive Officer, and Scott Francis, Chief Financial Officer. The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is (888)-401-4675 or (719)-325-4877 for international participants.  All dial-in participants must use the following code to access the call: 4195028. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through February 28, 2012 at (877) 870-5176 (domestic) or (858) 384-5517 (international). Participants must use the following code to access the replay of the call: 4195028. The online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, Motorola and Fujitsu Frontech North America, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Adams Global Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended December 31,
	2011	2010
Sales:
Net new sales income	$5,194,965	$6,525,013
Net refurbished sales income	2,588,717	1,401,501
Net service income	1,220,713	1,302,932
Total net sales	9,004,395	9,229,446
Cost of sales	6,265,374	6,349,881
Gross profit	2,739,021	2,879,565
Operating, selling, general and administrative expenses	1,846,615	1,498,506
Income from operations	892,406	1,381,059
Interest expense	158,626	185,424
Income before provision for income taxes	733,780	1,195,635
Provision for income taxes	287,000	455,000
Net income attributable to common shareholders	446,780	740,635

Other comprehensive income:
Unrealized gain on interest rate swap, net of taxes	54,369	147,169

Comprehensive income	$501,149	$887,804

Earnings per share:
Basic	$0.04	$0.07
Diluted	$0.04	$0.07
Shares used in per share calculation:
Basic	10,207,390	10,143,970
Diluted	10,209,036	10,154,523

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2011 (unaudited)	September 30, 2011 (audited)
Assets
Current assets:
Cash and cash equivalents	$12,238,609	$10,943,654
Accounts receivable, net of allowance of $300,000	3,116,487	4,244,049
Income tax refund receivable	102,397	349,745
Inventories, net of allowance for excess and obsolete
inventory of $1,658,000 and $1,556,000, respectively	24,074,992	25,777,747
Prepaid expenses	101,855	177,486
Deferred income taxes	1,092,000	1,059,000
Total current assets	40,726,340	42,551,681

Property and equipment, at cost	11,831,097	11,746,091
Less accumulated depreciation and amortization	(3,480,459)	(3,392,329)
Net property and equipment	8,350,638	8,353,762

Other assets:
Deferred income taxes	331,000	403,000
Goodwill	1,560,183	1,560,183
Other assets	19,246	19,245
Total other assets	1,910,429	1,982,428

Total assets	$50,987,407	$52,887,871

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,377,151	$2,675,907
Accrued expenses	689,346	1,240,224
Notes payable – current portion	1,814,008	1,814,008
Total current liabilities	3,880,505	5,730,139

Notes payable, less current portion	9,790,618	10,244,120
Other liabilities	857,889	957,258

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized;10,431,354 shares issued and 10,207,390 shares outstanding	104,314	104,314
Paid in capital	(5,883,630)	(5,884,521)
Retained earnings	43,176,879	42,730,098
Accumulated other comprehensive loss:
Unrealized loss on interest rate swap, net of tax	(532,889)	(587,258)
Total shareholders’ equity before treasury stock	36,864,674	36,362,633

Less: Treasury stock, 223,964 shares, at cost	(406,279)	(406,279)
Total shareholders’ equity	36,458,395	35,956,354

Total liabilities and shareholders’ equity	$50,987,407	$52,887,871